Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-188268 on Form S-8 of Charter Financial Corporation of our report dated June 24, 2016, relating to the financial statements and supplemental schedule of the CharterBank 401(k) Plan as of and for the year ended December 31, 2015, which appear in this Form 11-K.

/s/ Carr, Riggs & Ingram, LLC

Montgomery, Alabama
June 29, 2017